Back to Form S-3
EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2012, relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”), and the effectiveness of WellCare's internal control over financial reporting, appearing in the Annual Report on Form 10-K of WellCare for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
August 6, 2012